Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Post-Effective Amendment No. 2 to Form S-1 on Form S-3 No. 333-266683) of ProKidney Corp.,
(2)
Registration Statement (Form S-3 No. 333-275701) of ProKidney Corp.,
(3)
Registration Statement (Form S-8 No. 333-267414) pertaining to the ProKidney Corp. 2022 Incentive Equity Plan and the ProKidney Corp. Employee Stock Purchase Plan; and
(4)
Registration Statement (Form S-8 No. 333-270920) pertaining to the ProKidney Corp. 2022 Incentive Equity Plan;

of our report dated March 21, 2023, with respect to the consolidated financial statements of ProKidney Corp. included in this Annual Report (Form 10-K) of ProKidney Corp. for the year ended December 31, 2023.

/s/ Ernst & Young LLP

Raleigh, North Carolina

March 21, 2023